EXHIBIT 4.13

                                  July 29, 2004

To:  Shlomo Talitman

Dear Mr. Talitman,

                 RE: FINDER'S FEES FOR INVESTMENT IN E-SIM LTD.

Pursuant to Section 1 of the Finder's Fee Agreement between myself and e-SIM Ltd. ("the Company") dated November 25, 2003, attached hereto as APPENDIX A (the "Finder's Fee Agreement"), I received a warrant to purchase 12,188 ordinary shares of the Company (the "Finder's Warrant") as part of the Finder's Shares, as such term is defined in the Finder's Fee Agreement.

In consideration of efforts on your part in locating Investors, as such term is defined in the Finder's Fee Agreement, I hereby irrevocably transfer and assign the Finder's Warrant and all rights thereto to you.

                                                         Sincerely,


                                                         /s/ Tomer Zimerman

I hereby signify my agreement to the above and my agreement to be bound by Sections 3 - 10, 12 and 14 of the Finder's Fee Agreement.

JULY 29, 2004_
/s/ Shlomo Talitman